CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Declares Dividend
Indiana, Pa. - July 28, 2020 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, declared a $0.28 per share cash dividend at its regular meeting held July 27, 2020. This is an increase of 3.7 percent compared to a common stock dividend of $0.27 per share declared in the same period in the prior year. The annualized yield using the July 27, 2020 closing price of $22.93 is 4.9 percent. The dividend is payable August 27, 2020 to shareholders of record on August 13, 2020.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.0 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently ranked #1 in customer satisfaction with retail banking in the Mid-Atlantic including best in communication and advice by J.D. Power. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram, and LinkedIn.